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EXHIBIT 2.1
                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (the "Agreement"), entered into this 30th day of March 1999, is by, between, and among Neurochemical Research International Corp., a publicly held Delaware corporation (hereinafter the "Purchaser"), AllStar Arena Entertainment, Inc., a privately-held California corporation (hereinafter the "Private Company"), and the shareholders of the Private Company who are listed on Schedule "A" hereto and have executed Subscription Agreements in the form attached in Schedule "B" hereto (the "Shareholders").

                                    RECITALS:

         WHEREAS, the Purchaser wishes to acquire, and the Shareholders, by executing Schedule "B" hereto, are willing to sell, all of the outstanding stock of the Private Company in exchange solely for a part of the voting stock of the Purchaser whereby the Shareholders would acquire a controlling interest of the Purchaser; and

         WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree with each other as follows:

         1.       Shares to be Transferred and Shares to be Issued.

                  1.1 On the Closing Date the Shareholders shall transfer to the Purchaser certificates for the number of shares of the common stock of the Private Company described in Schedule "A," attached hereto and incorporated herein, which in the aggregate shall represent not less than 80% of the issued and outstanding shares of the common stock of the Private Company at Closing.

                  1.2 In exchange for the transfer of the common stock of the Private Company pursuant to subsection 1.1. hereof, the Purchaser shall on the Closing Date and contemporaneously with such transfer of the common stock of the Private Company to it by the Shareholders issue and deliver to the Shareholders the number of shares of common stock of the Purchaser specified on Schedule "A" hereof such that the Shareholders shall own approximately 55% of the outstanding common stock of the Purchaser (including shares to be issued pursuant to subsection 4.14 hereof).

         2. Representations and Warranties of the Private Company. The Private Company represents and warrants to the Purchaser as set forth below. These representations and warranties

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are made as an inducement for the Purchaser to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Purchaser would not be a party hereto.

                  2.1 Organization and Authority. The Private Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to enter into and perform the transactions contemplated by this Agreement. The Private Company does not have any subsidiaries or own any interest in any other entity.

                  2.2 Capitalization. As of the date of the Closing, the Private Company will have a total of no more than 3,850,000 shares of common stock issued and outstanding. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. There are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating the Private Company to issue or to transfer from treasury any additional shares of capital stock of any class. Schedule "A" accurately sets forth all of the shareholders of record of the Private Company and the number of shares held of record by each Shareholder.

                  2.3 Directors and Officers. The names and titles of all directors and officers of the Private Company as of the date of this Agreement are as follows: Frederick R. Licht, Director and President, Martin Burke, Director, and Paul Fairchild, Secretary.

                  2.4 Performance of This Agreement. The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the board of directors of the Private Company.

                  2.5 Financials. True copies of the financial statements of the Private Company for the period ended October 31, 1998, (unaudited) have been furnished to the Purchaser. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Private Company as of October 31, 1998, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

                  2.6 Liabilities. There are no material liabilities of the Private Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Private Company, its agents or servants occurring prior to October 31, 1998, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Private Company.

                  2.7 Absence of Certain Changes or Events. Except as set forth in this Agreement, since October 31, 1998, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of the Private Company, or (ii) any damage, destruction, or loss to the Private Company (whether or not covered by

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insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of the Private Company.

                  2.8 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Private Company or its subsidiaries, if any, or their assets, properties, or business, nor does the Private Company or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Private Company or as to which any of the Shareholders is a party adverse to the Private Company or any of its subsidiaries or has a material interest adverse to the Private Company or any of its subsidiaries.

                  2.9 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Private Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Private Company, except as provided for in the financial statements of the Private Company, or have been incurred in the normal course of business of the Private Company since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by the Private Company.

                  2.10 Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by the Private Company or any of its subsidiaries.

                  2.11 Accuracy of All Statements Made by the Private Company. No representation or warranty by the Private Company in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Private Company pursuant to this Agreement, nor any document or certificate delivered to the Purchaser by the Private Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

         3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Private Company as set forth below. These representations and warranties are made as an inducement for the Private Company to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Private Company would not be parties hereto.

                  3.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full

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power and authority to enter into and perform the transactions contemplated by this Agreement. The Purchaser does not have any subsidiaries or own any interest in any other entity.

                  3.2 Capitalization. The Purchaser has a total of 3,980,680 shares of common stock presently issued and outstanding (taking into account the four-for-one forward split of the outstanding shares effective March 30,
1999). All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. Except for the Purchaser's obligations hereunder with respect to the shares to be issued pursuant to subsections 1.2 and 5.14 hereof, there are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating the Purchaser to issue or to transfer from treasury any additional shares of capital stock of any class. The Purchaser has three classes of stock authorized, namely 11,000,000 shares of common stock, par value $.001; 9,000,000 shares of Class B common stock, par value $.001; and 1,000,000 shares of preferred stock, par value $.001. The Purchaser has no shares of Class B common stock or preferred stock outstanding. As of the Closing, the Articles of Incorporation, as amended, of the Purchaser (the "Purchaser Articles") and as currently in effect shall remain unchanged, except as provided herein.

                  3.3 Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of the Purchaser.

                  3.4 Financials. True copies of the financial statements of the Purchaser for the fiscal years ended December 31, 1997 (audited) and 1998 (unaudited) have been delivered by the Purchaser to the Private Company. The audited financial statements have been examined and certified by Andersen Andersen & Strong, Certified Public Accountants. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Purchaser as of December 31, 1998, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

                  3.5 Liabilities. There are no material liabilities of the Purchaser, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Purchaser, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Purchaser.

                  3.6 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Purchaser or its subsidiaries, if any, or their assets, properties, or business, nor does the Purchaser or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any

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officer, director, or affiliate of the Purchaser is a party adverse to the
Purchaser or any of its subsidiaries or has a material interest adverse to the Purchaser or any of its subsidiaries.

                  3.7 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Purchaser, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Purchaser, except as provided for in the financial statements of the Purchaser, or have been incurred in the normal course of business of the Purchaser since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by the Purchaser.

                  3.8 Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by the Purchaser or any of its subsidiaries.

                  3.9 Legality of Shares to be Issued. The shares of common stock of the Purchaser to be issued by the Purchaser pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Purchaser and will be fully paid and nonassessable.

                  3.10 Accuracy of All Statements Made by the Purchaser. No representation or warranty by the Purchaser in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by the Purchaser pursuant to this Agreement, nor any document or certificate delivered to the Private Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

         4. Covenants of the Parties.

                  4.1      Corporate Records.

                           a. Simultaneous with the execution of this
Agreement by the Private Company, if not previously furnished, such entity shall deliver to the Purchaser copies of the articles of incorporation, as amended, and the current bylaws of the Private Company, and copies of the resolutions duly adopted by the board of directors of the Private Company approving this Agreement and the transactions herein contemplated.

                           b. Simultaneous with the execution of this
Agreement by the Purchaser, if not previously furnished, such entity shall deliver to the Private Company copies of the Purchaser Articles, and the current bylaws of the Purchaser, and copies of the resolutions duly

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adopted by the board of directors of the Purchaser approving this Agreement and the transactions herein contemplated.

                  4.2      Access to Information.

                           a. The Purchaser and its authorized
representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Private Company, and the Private Company shall furnish or cause to be furnished to the Purchaser and its authorized representatives all information with respect to its affairs and business as the Purchaser may reasonably request. The Purchaser shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that
(i) is in the public domain at the time of its disclosure to the Purchaser;
(ii) becomes part of the public domain after disclosure through no fault of the Purchaser; (iii) is known to the Purchaser or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Private Company. In the event this Agreement is terminated prior to Closing, the Purchaser shall, upon the written request of the Private Company, promptly return all copies of all documentation and information provided by the Private Company hereunder.

                           b. The Private Company and its authorized
representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Purchaser, and the Purchaser shall furnish or cause to be furnished to the Private Company and its authorized representatives all information with respect to its affairs and business the Private Company may reasonably request. The Private Company shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Private Company; (ii) becomes part of the public domain after disclosure through no fault of the Private Company; (iii) is known to the Private Company or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Purchaser. In the event this Agreement is terminated prior to Closing, the Private Company shall, upon the written request of the Purchaser, promptly return all copies of all documentation and information provided by the Purchaser hereunder.

                  4.3 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:

                           a. The Purchaser and the Private Company shall
each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

                           b. Neither the Purchaser nor the Private Company
shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

                           c. Neither the Purchaser nor the Private Company
shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

                           d. The Purchaser and the Private Company shall
each use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

                           e. Neither the Purchaser nor the Private Company
shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party.

                           f. The Purchaser and the Private Company shall
each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

                           g. Neither the Purchaser nor the Private Company
shall sell or dispose of any property or assets, except products sold in the ordinary course of business.

                           h. The Purchaser and the Private Company shall
each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of such party.

                  4.4 Shareholders' Approval. The Purchaser shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its stockholders by majority written consent or at a meeting of stockholders and, subject to the fiduciary duties of the board of directors of the Purchaser under applicable law, shall use its best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby. In connection with such written action by, or meeting of, stockholders, the Purchaser shall prepare a proxy or information statement to be furnished to the shareholders of the Purchaser setting forth information about this Agreement and the transactions contemplated hereby. The Private Party shall promptly furnish to the Purchaser all information, and take such other actions, as may reasonably be requested in connection with any action to be taken by the Purchaser in connection with the immediately preceding sentence. The Private Company shall have the right to review and provide comments to the proxy or information statement prior to mailing to the shareholders of the Purchaser.

                  4.5 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither the Purchaser nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

                  4.6 Indemnification. The Private Company shall indemnify Purchaser for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by Purchaser resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by the Private Company herein, and any claims arising from the operations of the Private Company prior to the Closing Date. Purchaser shall indemnify and hold the Private Company harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Purchaser herein, and any claims arising from the operations of Purchaser prior to the Closing Date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

                  4.7 Publicity. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

                  4.8 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

                  4.9 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

                  4.10 Name Change. On or before the Closing Date, the Purchaser shall obtain board and shareholder authorization to amend the Articles of Incorporation of the Purchaser to change its name to "Ultimate Sports Entertainment, Inc."

                  4.11 Cancellation of Class B Stock. On or before the Closing Date, the Purchaser shall obtain board and shareholder authorization to amend the Articles of Incorporation of the Purchaser to cancel the entire class of Class B common stock.

                  4.12 Increase Number of Authorized Common Shares. On or before the Closing Date, the Purchaser shall obtain board and shareholder authorization to amend the Articles of Incorporation of the Purchaser to increase the total number of common shares to 50,000,000.

                  4.13 Cancellation of Outstanding Shares. On or before the Closing Date the Purchaser shall cancel 2,030,680 outstanding post-split shares of common stock, such that at Closing the Purchaser shall have 1,950,000 shares of common stock outstanding, excluding the shares to be issued pursuant to subsections 1.2 and 4.14 hereof.

                  4.14 Limited Offering. Prior to the Closing the Purchaser shall conduct a limited offering of 1,200,000 shares of its common stock at $0.50 per share. Said shares shall be offered for cash or for conversion of up to $200,000 in convertible notes issued by the Private Company. The net proceeds from such offering shall be made available at Closing to new management of the Purchaser for the business of the Private Company.

                  4.15 Conversion and Collection of Private Company Loans. On or before Closing the Private Company shall convert all related party outstanding loans to additional paid in capital. In addition, on or before Closing the Private Company shall collect all outstanding related party loans. At Closing the Private Company shall have no outstanding loans receivable from, or payable to, related parties.

         5. Conditions Precedent to the Purchaser's Obligations. Each and every obligation of the Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

                  5.1 Truth of Representations and Warranties. The representations and warranties made by the Private Company in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

                  5.2 Performance of Obligations and Covenants. The Private Company shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  5.3 Officer's Certificate. The Purchaser shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser), executed by an executive officer of the Private Company, certifying to the fulfillment of the conditions specified in subsections 5.1 and 5.2 hereof.

                  5.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

                  5.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Private Company to conduct its business or the earning power thereof on the same basis as in the past.

                  5.6 Shareholders' Approval. The holders of not less than a majority of the outstanding common stock of the Purchaser shall have voted for authorization and approval of this Agreement and the transactions contemplated hereby.

                  5.7 Shareholders' Execution of Subscription Agreement. Each of the Shareholders shall have duly executed and delivered a Subscription Agreement in the form as set forth in Schedule "B" as of the Closing Date.

         6. Conditions Precedent to Obligations of the Private Company. Each and every obligation of the Private Company to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

                  6.1 Truth of Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

                  6.2 Performance of Obligations and Covenants. The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  6.3 Officer's Certificate. The Private Company shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Private Company), executed by an executive officer of the Purchaser, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

                  6.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

                  6.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Purchaser to conduct its business.

                  6.6 No Liabilities. As of the Closing Date the Purchaser shall not have aggregate liabilities in excess of $1,000.

         7. Change of Management. Upon and as a condition of Closing this
Agreement:

                  7.1 Prior to Closing the Purchaser will present to its shareholders for approval the election of Frederick R. Licht, Martin Burke, and Robert M. Deutschman as the sole directors of the Purchaser effective immediately following the Closing of this Agreement. Prior to Closing the Private Company will furnish material information of Frederick R. Licht, Martin Burke, and Robert M. Deutschman as nominees to be elected by the shareholders of the Purchaser. Purchaser reserves the right to refuse to cause the nomination of any or all such persons as directors of Purchaser if, after review of the foregoing information concerning said persons, it is the opinion of Purchaser that the election of such persons would not be in the best interests of Purchaser.

                  7.2 The Private Company reserves the right to terminate this Agreement if nominees selected by it are not elected or appointed as set forth above.

         8.       Closing.

                  8.1 Time and Place. The Closing of this transaction ("Closing") shall take place at 57 West 200 South, Suite 310, Salt Lake City, Utah, at 10:00 am, on April 5, 1999, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

                  8.2 Documents To Be Delivered by the Private Company. At the Closing the Private Company shall deliver to the Purchaser the following documents:

                           a. Executed copies of Schedule "B" executed by all
of the shareholders of the Private Company and the certificates for the number of shares of common stock of the Private Company in the manner and form required by subsection 1.1 hereof.

                           b. A stock certificate in the name of the
Purchaser representing all of the outstanding shares of stock of the Private Company.

                           c. The certificate required pursuant to subsection
5.3 hereof.

                           d. Evidence of conversion of the outstanding loans
as required by subsection 4.15.

                           e. A certificate of good standing from the State
of California dated not more than twenty days prior to Closing.

                           f. A signed consent and/or minutes of the Private
Company's directors and shareholders approving this Agreement and each matter to be approved under this Agreement.

                           g. Such other documents of transfer, certificates
of authority, and other documents as the Purchaser may reasonably request.

                  8.3 Documents To Be Delivered by the Purchaser. At the Closing the Purchaser shall deliver to the Private Company the following documents:

                           a. Certificates for the number of shares of common
stock of the Purchaser as determined in subsection 1.2 hereof.

                           b. The certificate required pursuant to subsection
6.3 hereof.

                           c. The net proceeds of the limited offering set
forth in subsection 4.14 hereof.

                           d. A certificate of good standing from the State
of Delaware dated not more than twenty days prior to Closing.

                           e. A signed consent and/or minutes of the
Purchasers's directors and shareholders approving this Agreement and each matter to be approved under this Agreement.

                           f. Such other documents of transfer, certificates
of authority, and other documents as the Private Company may reasonably request.

         9. Termination. This Agreement may be terminated by the Purchaser or the Private Company by notice to the other if, (i) at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or
(ii) on April 15, 1999, if the Closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

         10.      Miscellaneous.

                  10.1 Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

                  Purchaser:  57 West 200 South
                              Suite 310
                              Salt Lake City, UT 84101
                              Attn: Angela Ross

                  With Copy to:        Ronald N. Vance
                                       Attorney at Law
                                       57 West 200 South
                                       Suite 310
                                       Salt Lake City, UT 84101

                  Private Company
                  and Shareholders:    5410 Wilshire Boulevard
                                       Suite 611
                                       Los Angeles, CA 90036
                                       Attn: Frederick R. Licht

                  With Copy to:


                  10.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah.

                  10.3 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

                  10.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

                  10.5 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

                  10.6 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

                  10.7 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

                  10.8 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

                  10.9 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

                  10.10 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

                  10.11 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

                  10.12 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

                  10.13 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement and Plan of Reorganization as of the day and year first above written.


PURCHASER:                         Neurochemical Research International Corp.

                                   By /s/ Angela M. Ross, President

PRIVATE COMPANY:                   AllStar Arena Entertainment, Inc.

                                   By /s/ Frederick R. Licht, President

                                  SCHEDULE "A"
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

                                        NO. OF SHARES OF                            NO. OF SHARES OF
NAME OF                                 THE PRIVATE COMPANY                           THE PURCHASER
SHAREHOLDER                             TO BE TRANSFERRED                             TO BE ISSUED
Frederick R. Licht                          1,050,000                                   1,050,000
Martin Burke                                  710,750                                     710,750
Paul Fairchild                                 57,750                                      57,750
Kevin McCarthy                                 38,500                                      38,500
Roger Rose                                     38,500                                      38,500
Peter Sussman                                  38,500                                      38,500
Herb Dogan                                     38,500                                      38,500
Joseph Yukich                                 385,000                                     385,000
Michael Walsh                                 192,500                                     192,500
Shirley Gibbons                               325,000                                     325,000
Jay Botchman                                  300,000                                     300,000
Robert Deutschman                             290,000                                     290,000
Rhonda Vargas                                  10,000                                      10,000
Anna Rabinovich                                25,000                                      25,000
Geraldine Reback                              300,000                                     300,000
Patricia E. French                             25,000                                      25,000
Terry Timpone                                  25,000                                      25,000
                                            ---------                                   ---------
         TOTAL                              3,850,000                                   3,850,000
                                            =========                                   =========


                                 AMENDMENT NO. 1

                                     TO THE

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Amendment, entered into this 2nd day of April 1999, is to the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated the 30th day of March 1999, by, between, and among Neurochemical Research International, Corp., a Delaware corporation (hereinafter the "Purchaser"), AllStar Arena Entertainment, a California corporation (hereinafter the "Private Company"), and the shareholders of the Private Company listed on Schedule "A" thereto and who executed Subscription Agreements in the form attached in Schedule "B" thereto (the "Shareholders"). Pursuant to subsection
10.10 of the Reorganization Agreement, the parties hereby amend the following provisions to read as follows:

                  2.6 Liabilities. There are no material liabilities of the Private Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Private Company, its agents or servants occurring prior to October 31, 1998, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Private Company and except for a potential dispute with Joseph Yukich, a former officer of the Private Company.

                  4.2      Access to Information.

                           a. The Purchaser and its authorized
representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Private Company, and the Private Company shall furnish or cause to be furnished to the Purchaser and its authorized representatives all information with respect to its affairs and business as the Purchaser may reasonably request. Unless required by law, the Purchaser shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Purchaser; (ii) becomes part of the public domain after disclosure through no fault of the Purchaser; (iii) is known to the Purchaser or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Private Company. In the event this Agreement is terminated prior to Closing, the Purchaser shall, upon the written request of the Private Company, promptly return all copies of all documentation and information provided by the Private Company hereunder.

                           b. The Private Company and its authorized
representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Purchaser, and the Purchaser shall furnish or cause to be furnished to the Private Company and its authorized representatives all information with respect to its affairs and business the Private Company may reasonably request. Unless required by law, the Private

Company shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Private Company; (ii) becomes part of the public domain after disclosure through no fault of the Private Company; (iii) is known to the Private Company or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Purchaser. In the event this Agreement is terminated prior to Closing, the Private Company shall, upon the written request of the Purchaser, promptly return all copies of all documentation and information provided by the Purchaser hereunder.

                  4.6 Indemnification. The Private Company shall indemnify Purchaser for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by Purchaser resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by the Private Company herein, and any claims arising from the operations of the Private Company prior to the Closing Date and not reflected in the financial statements of the Private Company furnished pursuant hereto. Purchaser shall indemnify and hold the Private Company harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Purchaser herein, and any claims arising from the operations of Purchaser prior to the Closing Date and not reflected in the financial statements of the Purchaser furnished pursuant hereto. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

                  4.12 Increase Number of Authorized Common Shares. On or before the Closing Date, the Purchaser shall obtain board and shareholder authorization to amend the Articles of Incorporation of the Purchaser to increase the total number of authorized common shares to 50,000,000.

                  10.3 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties.

                                  SCHEDULE "A"
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION


                                       NO. OF SHARES OF                              NO. OF SHARES OF
NAME OF                                THE PRIVATE COMPANY                             THE PURCHASER
SHAREHOLDER                            TO BE TRANSFERRED                               TO BE ISSUED
Frederick R. Licht                            272,726                                   1,050,000
Martin Burke                                  184,610                                     710,750
Paul Fairchild                                 15,000                                      57,750



Kevin McCarthy                                 10,000                                      38,500
Roger Rose                                     10,000                                      38,500
Peter Sussman                                  10,000                                      38,500
Herb Dogan                                     10,000                                      38,500
Joseph Yukich                                 100,000                                     385,000
Michael Walsh                                  50,000                                     192,500
Shirley Gibbons                                84,416                                     325,000
Jay Botchman                                   77,922                                     300,000
Robert Deutschman                              75,325                                     290,000
Rhonda Vargas                                   2,597                                      10,000
Anna Rabinovich                                 6,494                                      25,000
Geraldine Reback                               77,922                                     300,000
Patricia E. French                              6,494                                      25,000
Terry Timpone                                   6,494                                      25,000
                                            ---------                                   ---------
         TOTAL                              1,000,000                                   3,850,000
                                            =========                                   =========


         IN WITNESS WHEREOF, the undersigned have executed this Amendment the day and year first above written.


PURCHASER:                          Neurochemical Research International, Corp.

                                    By /s/ Angela M. Ross, President

PRIVATE COMPANY:                    AllStar Arena Entertainment

                                    By /s/ Frederick R. Licht, President